Exhibit (h)(3)
                           EATON VANCE SERIES TRUST II

                        ADMINISTRATIVE SERVICES AGREEMENT

     AGREEMENT made this 20th day of October, 2003, between Eaton Vance Series Trust II, a Massachusetts business trust (the "Trust") on behalf of Eaton Vance Tax-Managed Emerging Markets Fund (the "Fund") and Eaton Vance Management, a Massachusetts business trust, (the "Administrator").

     IN CONSIDERATION of the mutual promises and undertakings herein contained, the parties hereto agree with respect to the Fund:

     1. Duties of the Administrator. The Trust hereby employs the Administrator to act as administrator of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

     The Administrator hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Administrator's organization in the administration of the Fund and to furnish, at the Administrator's expense, for the use of the Fund office space and all necessary office facilities, equipment and personnel for administering the affairs of the Fund and to pay (i) the Fund's pro rata share of the salaries and fees of all officers and Trustees of the Trust who are members of the Administrator's organization and (ii) the salaries and fees of all personnel of the Administrator performing services relating to administrative activities.

     In connection with providing the Trust advice and assistance in the administration of the Fund, the Administrator shall provide or procure on behalf of the Fund, at the Administrator's expense, the following services: (a)
coordinating  matters  relating  to the  operation  of the Fund,  including  any necessary coordination among the adviser or advisers to the Fund, the custodian(s), transfer agent(s), dividend disbursing agent(s), and recordkeeping agent(s) (including pricing and valuation of the Fund), accountants, attorneys, and other parties performing services or operational functions for the Fund or the Trust on behalf of the Fund; (b) maintaining, or supervising the maintenance by third parties, of such books and records of the Trust on behalf of the Fund as may be required by applicable federal or state law other than the records and ledgers maintained under the Investment Advisory Agreement; (c) preparing or supervising the preparation by third parties of all federal, state, and local tax returns and reports of the Trust on behalf of the Fund required by applicable law; (d) preparing, filing, and arranging for the distribution of proxy materials and periodic reports to shareholders of the Trust on behalf of the Fund as required by applicable law; (e) preparing and arranging for the filing of such registration statements and other documents with the Securities and Exchange Commission (the "SEC") and other federal and state regulatory authorities as may be required to register the shares of the Fund; and (f) taking such other action with respect to the Fund as may be required by applicable law, including, without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

     In addition, the Administrator shall provide or procure on behalf of the Fund, at the Administrator's expense, the following services: (w) custodian services to provide for the safekeeping of the Fund's assets; (x) recordkeeping services to maintain the portfolio accounting records for the Fund; (y) transfer agency services to maintain the portfolio accounting records for the Fund; and
(z) dividend disbursing services for the Fund. The services to be provided under
(y) and (z) of this Section 1 shall be commensurate with the level of services reasonably necessary for the institutional investors that are eligible to invest in Class I shares of the Fund, as set forth in the prospectus for such Class of the Fund. The Trust may be a party to any agreement with any person or persons engaged to provide the services referred to in this Section 1(y) and 1(z).


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     During the term of this Agreement,  the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are those of the Fund under this Agreement.

     In performing the services enumerated in this Section 1, the Administrator shall:

          (i) conform with the Investment Company Act of 1940, as amended (the "1940 Act"), and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust's Board of Trustees, and with the provisions of the Trust's Registration Statement related to the Fund filed on Form N-1A as supplemented or amended from time to time.

          (ii) make available to the Trust, promptly upon request, any of the Fund's books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator's services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

          (iii) regularly report to the Trust's Board of Trustees on the services provided under this Agreement and will furnish the Trust's Board of Trustees with respect to the Fund such periodic and special reports as the Trustees may reasonably request.

     The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Fund's assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of the Fund, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund.

     2. Allocation of Charges and Expenses. The Administrator shall pay the salaries and fees of all of the Trust's Trustees and officers who devote part or all of their time to the affairs of the Administrator; the Trust shall not pay any part of the salaries and fees of such Trustees and officers..

     In addition, the Administrator shall, at its expense, furnish to the Trust on behalf of the Fund: (i) services by the Trust's independent public accountants to perform all audits of the Fund; (ii) services of the Trust's transfer agent(s), registrar, dividend disbursing agent(s), and shareholder recordkeeping with respect to the Fund; (iii) services of the Trust's custodian, including any recordkeeping services provided by the custodian on behalf of the Fund; (iv) services of obtaining quotations for calculating the value of the Fund's net assets; (v) services of maintaining the Trust's tax records on behalf of the Fund; (vi) services, including procurement of legal services, incident to meetings of the Fund's shareholders, the preparation and mailing of prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, and the registration of shares of the Fund with federal and state securities authorities (except as described in clause (d) below); (vii) certificates representing shares of the Fund; (viii) the Fund's pro rata share of the Trust's fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; (ix) the Fund's pro rata portion of the Trust's association membership dues; and (x) services to offer shares of the Fund.

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     The Trust shall bear the  following  expenses:  (a) taxes,  if any,  levied against the Fund; (b) brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Fund; (c) costs, including the interest expenses, of borrowing money; (d) extraordinary expenses, including extraordinary legal expenses and federal and state securities registration fees and expenses incurred on behalf of the Fund to the extent authorized by the Trust's Board of Trustees, as may arise, including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto; (e) organizational expenses of the Trust on behalf of the Fund; (f) offering expenses of the Trust on behalf of the Fund to the extent authorized by the Trust's Board of Trustees; and (g) any expenses listed in clauses (e) and (f) above which are capitalized in accordance with generally accepted accounting principles.

     3. Compensation of Administrator. The Administrator shall receive compensation from the Trust on behalf of the Fund in respect of the services to be rendered and the facilities to be provided by the Administrator under this Agreement in an amount equal to 0.50% of average daily net assets per annum computed and paid monthly.

     4. Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Administrator as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton Vance" or any combination thereof as part of their name, and that the Administrator or its subsidiaries or affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

     5. Limitation of Liability of the Administrator. The services of the Administrator to the Trust and the Fund are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities. The Administrator shall give the Trust the benefit of the Administrator's best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

     6. Sub-Administrators. The Administrator may employ one or more sub-administrators from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators and approved by the Trustees of the Trust, all as permitted by the Investment Company Act of 1940.

     7. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including March 31, 2005 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after March 31, 2005 is specifically approved at least annually (i) by the Board of Trustees of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Administrator or the Trust.

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     Either  party  hereto may,  at any time on sixty (60) days'  prior  written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustee of the Administrator, as the case may be, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

     8. Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Administrator or the Trust, and (ii) by vote of the Board of Trustees of the Trust. Additional series of the Trust, however, will become a Fund hereunder upon approval by the Trustees of the Trust and amendment of Schedule A.

     9. Limitation of Liability. The Fund shall not be responsible for the obligations of any other series of the Trust. Each party expressly acknowledges the provision in the other party's Declaration of Trust limiting the personal liability of trustees, officers and shareholders, and each party hereby agrees that it shall only have recourse to the assets of the other party for payment of claims or obligations arising out of this Agreement.

     10. Use of the Name "Eaton Vance". The Administrator hereby consents to the use by the Fund of the name "Eaton Vance" as part of the Fund's name; provided, however, that such consent shall be conditioned upon the employment of the Administrator or one of its affiliates as the administrator of the Fund. The name "Eaton Vance" or any variation thereof may be used from time to time in other connections and for other purposes by the Administrator and its affiliates and other investment companies that have obtained consent to the use of the name "Eaton Vance." The Administrator shall have the right to require the Fund to cease using the name "Eaton Vance" as part of the Fund's name if the Fund ceases, for any reason, to employ the Administrator or one of its affiliates as the Fund's administrator. Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Administrator, shall be the property of the Administrator and shall be subject to the same terms and conditions.

     11. Certain Definitions. The term "interested persons" when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


EATON VANCE SERIES TRUST II                     EATON VANCE MANAGEMENT



By /s/ Michael W. Weilheimer                     By   /s/ Alan R. Dynner
   --------------------------------                   --------------------------
    Michael W. Weilheimer                             Alan R. Dynner
    President                                         Vice President

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